EXHIBIT 10.29
SUMMARY SCHEDULE OF OFFICER COMPENSATION

Name	Principal Position	2006

Phillip A. Harris	President & Chief Executive Officer	240,000
Barry Hollingsworth	Vice President, Finance & Chief Financial Officer	155,000
Richard C.E. Durrant	Executive Vice President	219,937
Joe Norwood	Executive Vice President	238,000